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                                                                     EXHIBIT 8.1


             [LETTERHEAD OF SULLIVAN & WORCESTER LLP APPEARS HERE]



                                    October 24, 1997


SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01102

Attention:  F. William Marshall, Jr.,
            President and Chief Executive Officer

Ladies and Gentlemen:

     In connection with the registration by SIS Bancorp, Inc., a Massachusetts corporation ("SIS"), of shares of its Common Stock, par value $.01 per share,
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for issuance in connection with the Agreement and Plan of Reorganization dated as of August 18, 1997 by and between SIS and Glastonbury Bank & Trust Company, a Connecticut bank and trust company ("GBT"), this opinion is furnished to you to
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be filed as Exhibit 8.1 to the Registration Statement on Form S-4 (the

"Registration Statement") under the Securities Act of 1933, as amended (the
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"Securities Act"), to be filed with the Securities and Exchange Commission.
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Capitalized terms used herein shall have the same meaning they have in the
Registration Statement, except as otherwise defined herein.  "Merger Agreement"
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shall mean, collectively, the above-referenced Agreement and Plan of
Reorganization, as amended, together with the Agreement and Plan of Merger dated as of September 12, 1997 by and among SIS, SIS Interim Bank, a Connecticut bank and wholly owned subsidiary of SIS ("SIS Merger Sub") and GBT, and all other
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agreements contemplated thereby. "Code" shall mean the Internal Revenue Code of
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1986, as amended.

     Facts.  Pursuant to the Merger Agreement, SIS Merger Sub will be merged
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with and into GBT (the "Merger"), and the GBT stockholders will in the Merger
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receive common stock of SIS in exchange for their GBT stock surrendered.  For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code pursuant to Section 368(a)(2)(E) of the Code.

     Assumptions.  In rendering our opinions, we have with your permission
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assumed the accuracy of the following assumptions, and we have assumed that the
Merger will be consummated pursuant to the terms of and in accordance with the Merger Agreement.

     A. The fair market value of the SIS stock received by a GBT stockholder in the Merger will be approximately equal to the fair market value of the GBT shares surrendered by him in exchange therefor.
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     B.   There is no present plan or intention by the stockholders of GBT who own, directly or indirectly, a five percent (5%) or greater interest (by value) in GBT, and to the best knowledge of the management of GBT, there is no present plan or intention on the part of the remaining stockholders of GBT, to sell, exchange or otherwise dispose of a number of shares of SIS stock received in the Merger that would reduce the GBT stockholders' ownership of SIS stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of GBT as of the same date. For purposes of this assumption, shares of GBT stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of SIS stock will be treated as outstanding GBT stock on the date of the Merger. Moreover, shares of GBT stock and shares of SIS stock held by GBT stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

     C. Following the transaction, GBT will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of SIS Merger Sub's net assets and at least 70 percent of the fair market value of SIS Merger Sub's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by GBT or SIS Merger Sub to dissenters, amounts paid by GBT or SIS Merger Sub to shareholders who receive cash or other property, amounts used by GBT or SIS Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by GBT will be included as assets of GBT or SIS Merger Sub, respectively, immediately prior to the transaction.

     D. GBT has no plan or intention to issue additional shares of its stock that would result in SIS losing control of GBT within the meaning of Section 368(c)(1) of the Code.

     E. At the time of the Merger, SIS has no plan or intention to redeem or otherwise reacquire any of the SIS stock to be issued in the Merger.

     F. At the time of the Merger, SIS has no plan or intention to liquidate GBT, to merge GBT with or into another corporation, to sell or otherwise dispose of the stock of GBT except for transfers of stock to corporations controlled by SIS, or to cause GBT to sell or otherwise dispose of any of its assets or any of the assets acquired from SIS Merger Sub, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by GBT.

     G. Following the Merger, SIS will continue the historic business of GBT or use a significant portion of GBT's business assets in a business.

     H. SIS, GBT, and the stockholders of GBT will pay their respective expenses, if any, incurred in connection with the Merger.

     I. There is no intercorporate indebtedness existing between SIS and GBT, or between SIS Merger Sub and GBT, that was issued, acquired, or will be settled at a discount.
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     J.   Neither SIS nor GBT is an "investment company" as defined in Sections
368(a)(2)(F)(iii) and (iv) of the Code.

     K. The liabilities (if any) of SIS Merger Sub assumed by GBT and the liabilities (if any) to which the transferred assets of SIS Merger Sub are subject were incurred by SIS Merger Sub in the ordinary course of its business.

     L. At the time of the Merger, the fair market value of the assets of GBT will exceed the sum of its liabilities, plus the amount of liabilities (if any) to which its assets are subject.

     M. Neither GBT nor SIS is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     N. No consideration for the Merger has been or will be provided by SIS or any affiliate of SIS to GBT or to the stockholders of GBT other than as expressly provided for in the Merger Agreement.

     O. The payment of cash in lieu of fractional shares of SIS stock is solely for the purpose of avoiding the expense and inconvenience to SIS of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to GBT stockholders instead of issuing fractional shares of SIS stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to GBT stockholders in exchange for their shares of GBT stock. The fractional share interests of each holder of GBT stock will be aggregated, and no holder of GBT stock will receive cash in lieu of a fractional share in an amount equal to or greater than the value of one full share of SIS stock.

     Opinions.  Based on the foregoing facts and assumptions and assuming the
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accuracy thereof, we are of the opinion that for federal income tax purposes:

     1. The merger of SIS Merger Sub with and into GBT pursuant to the Merger Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code.

     2. GBT, SIS Merger Sub and SIS, will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by SIS Merger Sub upon the transfer of its assets to GBT in exchange for GBT common stock and the assumption of its liabilities by GBT (Sections 357(a) and 361(a) of the Code).

     4.      The basis of the SIS Merger Sub property in the hands of GBT will be the same as the basis of the property in the hands of SIS Merger Sub immediately prior to the transaction (Section 362(b) of the Code).
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     5.   The holding period of the SIS Merger Sub assets received by GBT in the exchange will include the period for which the assets were held by SIS Merger
Sub (Section 1223(2) of the Code).

     6. No gain or loss will be recognized to GBT on the receipt of the property of SIS Merger Sub in exchange for GBT stock (Section 1032(a) of the Code).

     7. No gain or loss will be recognized by SIS upon the receipt of GBT stock in exchange for SIS Merger Sub stock (Section 354(a)(1) of the Code).

     8. The basis of GBT's assets immediately after the Merger will be the same as the basis of such assets in the hands of GBT immediately prior to the Merger. Section 362 of the Code.

     9. No gain or loss will be recognized by a SIS stockholder as a result of the Merger, and such stockholder's tax basis and holding period in his SIS stock will be the same following the Merger as they were preceding.

     No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion with respect to the state or local tax treatment of the Merger.

     Miscellaneous.  The foregoing opinions are based on the Code as in effect
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on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

     This opinion is not intended to satisfy the opinion required by Section 6.02(d) of the Merger Agreement, which opinion will be delivered at the closing of the Merger and be based upon executed representations made by SIS, GBT, and certain GBT stockholders.

     This opinion is intended solely for the benefit and use of SIS and its stockholders, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.


                                            Very truly yours,

                                            /s/ Sullivan & Worcester LLP

                                            Sullivan & Worcester LLP